Exhibit 10.4

CENTRAL FEDERAL CORPORATION

2009 EQUITY COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

The Holding Company and Participant hereby agree as follows:

Name of Participant:

Number of Shares
Subject to the Option Award:	shares

Date of Grant:

Exercise Price:	$ per share, which is not less than 100% of the Fair Market Value of a Share on the Date of Grant.

Term of Option:	The term of this Non-qualified Stock Option is ten years commencing on the Date of Grant.

Vesting Schedule:	Subject to the limitations of this Award Agreement, your Nonqualified Stock Option Award shall vest or become exercisable in installments according to the following schedule:

Installment Vesting Date
(In shares)
33% First Anniversary of Date of Grant
33% Second Anniversary of Date of Grant
34% Third Anniversary of Date of Grant

Except as provided below, an installment will not become exercisable on the otherwise applicable vesting date if you terminate service to Central Federal Corporation (the “Holding Company”) prior to such vesting date.

Once exercisable with respect to a number of Shares, the Option shall remain exercisable with respect to that number of Shares (subject to reduction for exercise) until the tenth anniversary of the Date of Grant, subject to such shorter period as might apply as provided below.

Acceleration of Vesting
in the Event of a
Change in Control:	Notwithstanding the vesting schedule set forth above, upon a Change in Control of the Holding Company or CFBank your Non-qualified Stock Option will become exercisable in full and remain exercisable for the term of the Option.

Method of Exercise:	The Participant shall exercise portions of the Option by written notice, which shall:

(i) state the election to exercise the Option, the number of Shares in respect of which it is being exercised, and the Participant’s address and Social Security Number;

(ii) contain such representations and agreements, if any, as the Holding Company’s Board or the Committee may require concerning the holder’s investment intent regarding such Shares;

(iii) be signed by the Participant;

(iv) be in writing and delivered in person or by certified mail to the Committee; and

(v) be accompanied by payment of the Exercise Price and applicable withholding taxes.

Payment of Exercise Price:	The Exercise Price may be paid in cash or Common Stock having a Fair Market Value on the exercise date equal to the total Exercise Price, or any combination of cash or Common Stock. To the extent permitted by the Committee, you may also pay the Exercise Price in a cashless exercise.

Effect of Termination of
Employment or Service Because of:

(a)	Death or
	Disability:	The entire unvested portion of your Non-qualified Stock Option Award will immediately vest upon your termination of service to the Company due to death or Disability (as defined in the Plan). The vested and unexercised portion of your Non-qualified Stock Option Award will remain exercisable for a period of one year following your termination of service to the Holding Company, or if sooner, the expiration of the Option term.

(b)	Cause:	All rights under this Non-qualified Stock Option Award will expire as of the effective date of your Termination for Cause.

(c)	Retirement:	Unless otherwise determined by the Committee, all unvested Non-qualified Stock Options will be forfeited as of your Retirement and all vested and unexercised Non-qualified Stock Options will remain exercisable for a period of one year following your Retirement, or if sooner, the expiration of the Option term.

(d)	Other reasons:	Unless otherwise determined by the Committee, all unvested Non-qualified Stock Options will be forfeited upon your termination of service to the Holding Company and all vested and unexercised Non-qualified Stock Options will remain exercisable for three months following your termination, or if sooner, the expiration of the Option term.

Clawback:		A Named Executive and any of the next 20 most highly-compensated employees of the Holding Company must repay, and the Holding Company and Bank must recover, any bonus, retention award or incentive compensation (including Awards under the Plan) paid to such a Participant based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

Tax Withholding:	The Company has the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to the exercise of the Option. This amount may be withheld from any other amounts payable to you, withheld from the shares of Common Stock that would be delivered to you in connection with the exercise, or collected directly from you.

Voting, Dividends, Etc.:	You have no rights as a shareholder with respect to any shares of Common Stock covered by this Non-qualified Stock Option Award until the date of issuance of a stock certificate for the Common Stock covered by this Non-qualified Stock Option Award following exercise of the Option.

Issuance of Stock:	Shares of Common Stock subject to this Non-qualified Stock Option Award will be issued as soon as practicable upon exercise.

Non-Transferability:	Non-qualified Stock Options are not transferable by you for reasons other than by will or the laws of descent and distribution.

Plan Governs:	Notwithstanding anything in this Non-qualified Stock Option Award Agreement to the contrary, the terms of this Non-qualified Stock Option Award Agreement shall be subject to the terms and conditions of the Plan, a copy of which has been provided to you. This Non-qualified Stock Option Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms shall have the meaning given to such terms in the Plan.

Neither the Plan nor this Award Agreement creates any right on the part of any individual to continue in the employ or service of Central Federal Corporation or any Affiliate of Central Federal Corporation.

Modification and Waiver:	The Committee may amend or modify this Non-qualified Stock Option Award from time to time, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect your rights without your written consent except as otherwise specifically permitted under the Plan.

In signing this Non-qualified Stock Option Award Agreement, you hereby acknowledge that all decisions, determinations and interpretations of the Committee in regards to the Plan and/or this Non-qualified Stock Option Award Agreement are final and conclusive.

IN WITNESS WHEREOF, the Holding Company has caused this Non-qualified Stock Option Award Agreement to be executed, and said Participant has hereunto set his or her hand, as of the             day of             20    .

CENTRAL FEDERAL CORPORATION

By:
, Committee Chair
For the Committee Administering the Plan

PARTICIPANT

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